SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
Dear Fellow Shareholders:

We have achieved another important milestone in our drive to enhance shareholder value. On Friday, April 16, 1999, I had the pleasure of ringing the opening bell at the American Stock Exchange ("AMEX"), where, at 11:30 a.m., Westmoreland's Common Stock and Depositary Shares began trading. Enclosed is a press release which announced the relisting of our stock on this long-standing, major exchange. Our new trading symbols are WLB and WLB.pr for the Common Stock and Depositary Shares, respectively.

Acceptance for listing is confirmation of the market's growing confidence in the Company. Listing on the AMEX should have a number of important benefits for you and the Company:

o As an auction market, the AMEX relies upon specialists to help assure a fair, orderly and liquid market in the Company's stock. We have selected one of the top specialist firms on the AMEX, AGS Specialist Partners, to fill this important role for Westmoreland.

o Listing gives the Company increased visibility in the financial markets and the business community generally.

o Listing provides you and other interested parties an easy and widely available means for tracking the Company's stock performance.

The listing was made possible in part by the successful completion of the basic restructuring phase of our turnaround plan and the Company's return to a solid financial footing. Combined with other significant recent events such as the opportunistic sale of the Rensselear Power Project at a substantial profit (thanks to our successful negotiations with the UMWA Retiree Funds to free this asset from Coal Act liabilities), and completion of our tender offer for nearly half of the Depositary Shares, relisting of the Common Stock and Depositary Shares demonstrates our commitment to delivering the highest value possible to you, our shareholders, whenever and wherever possible. We look forward to continuing this pursuit on your behalf.

Just in case you have not yet returned your white proxy card for the upcoming shareholders' meeting, we have enclosed another one with this letter. Your vote is very important. Please take a moment to sign the card in support of your Company and return it in the enclosed postage paid envelope.

Sincerely,

/s/ Christopher K. Seglem
-------------------------------
    Christopher K. Seglem
    Chairman of the Board -- President and CEO